Exhibit 99.3

Filed by Liberty Media Corporation Pursuant to Rule 425

Under the Securities Act of 1933

Subject Company: Liberty Media Corporation

Exchange Act File No. 001-33982

1.             Excerpts from Earnings Release

Financial highlights include:

•                       Announced a plan to split-off a majority of the assets and liabilities currently attributed to the Liberty Entertainment group into a separate public company.

•                       Through the DIRECTV share buyback, Liberty’s economic ownership of DIRECTV increased to almost 54%, voting control remains at 48% per a standstill agreement.

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In December Liberty announced a plan to split-off a majority of the assets and liabilities currently attributed to the Liberty Entertainment group into a separate public company.  If the transaction is completed as currently contemplated, the split-off company will be comprised of approximately 54% of DIRECTV Group, 50% of GSN, 100% of FUN Technologies, 100% of Liberty Sports Group, 73% of PicksPal and an undetermined amount of cash, together with approximately $2 billion in debt incurred to acquire 78.3 million DIRECTV shares in April 2008.  Following the completion of the transaction, the Liberty Entertainment group will primarily consist of 100% of Starz Entertainment, 37% of WildBlue Communications, and an undetermined amount of cash.

2.             Excerpts from Earnings Release and Slide Slow

Additional Information

Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of the split-off company or any of the Liberty tracking stocks.  The offer and sale of shares in the proposed split-off will only be made pursuant to an effective registration statement. Liberty stockholders and other investors are urged to read the registration statement to be filed with the SEC, including the proxy statement/prospectus to be contained therein, because it will contain important information about the transaction. A copy of the preliminary proxy statement/prospectus filed with the SEC is available, and the registration statement and definitive proxy statement/prospectus once filed will be available, free of charge at the SEC’s website (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation

The directors and executive officers of Liberty and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the transaction. Information regarding Liberty’s (and, if formed, Entertainment’s) directors and executive officers and other participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC.

3.             Excerpts from Slide Show

2008 Overview

•                       Liberty Entertainment

•                       Announced split-off of majority of LMDI

•                       Economic ownership of DIRECTV increased to almost 54%

•                       Strong operating performance at:

•                       DIRECTV

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2008 Summary

•                       Liberty Entertainment

•                       Announced split-off of a majority of LMDI

•                       Economic ownership of DIRECTV increased to 54%

•                       Strong operating performance at DIRECTV

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2009 Outlook and Strategy

•                       Liberty Entertainment

•                       Proceed with split-off

•                       Maximize shareholder value, reduce discount to NAV

4.             Excerpts from Transcript

Company Representative:

Turning now to Liberty Entertainment at the highest level we obviously introduced the tracker back in March, and announced the split off of the majority of assets of liabilities [indiscernible] in December.

Last month, we filed the required documents with the SEC, IRS to proceed with this split off.

Some of that and to note the series investment that we have made and are proposing to make further will not affect the timing of that split off.

During the course of 2008, through our own actions and share repurchase by DirectTV we increased our stake from 41% of the economic stake at DirectTV to approximately 54%.

In addition as you may recall we are at 48% of the votes under an agreement with the company.

As I mentioned, our stake went up both through the repurchase by DirectTV, they continue to remain a significant free cash flow generator and are relatively underleveraged something like .6 net leverage on a pro forma basis company.

And they are, have announced an extension of their buy back.

So we will expect our share will continue to increase our economic stake.

But in addition we through our own transaction purchased about 78 million shares in a low cost with attractive financing that looks particularly low cost and attractive today.

So those combinations have driven up to 54 and with their announced repurchase extension we expect to go higher.

We continue to remain very pleased with that company..

As I noted, DirectTV continues to perform quite well, Starz entertainment also performs well in a challenging environment, seemingly affirming that they are more recession resistance than some of our other businesses.

Caller:

Lastly any chance you can fine tune the split off timing.

You have been saying May-June, are we still on track for that, any closer on timing would be helpful.

Company Representative:

On LMDI timing, we are May-June, affirming and that is about as precise as we think we can be. Obviously there are factors which are in our control and other ones which we are relying on estimates of third parties and those seem like reasonable estimates.

Caller:

And secondly is there any tax or regulatory restrictions on announcing the term of a LMDI deal before the split-off takes place?

Company Representative:

Could you announce merger terms with DirectTV prior to completing the spin.

I believe you can.

You would be subject to insure a non tax ability a whole bunch of tests probably the most important of which is trust which would say our shareholder versus 50% of value in any post spin merge combination.

Albert is giving me the nod that’s the correct I have got that right.

And we are very cognizant of that but if you look at the economic value in any kind of combination we probably would not accept any deal that had less than 51% of vote and value, that’s probably not a restraining factor as a practical matter.

Caller:

I guess in just, more broadly, I guess for Greg or for John is with the declining Q4 fundamentals we have seen across content companies, entertainment and cable and satellite companies, all except for DirectTV, I was wondering if you can guys can comment on these days what you think the relative strength of content versus cable and satellite.

Company Representative:

I think you have seen the case where a lot of people who have ad based businesses have suffered.

Particularly those who have local ad based businesses rather than national have suffered more dramatically and probably the most suffering in that group when you look at the advertisers are news papers car dealers, particularly domestic given the number of domestic car dealers per dollar of sales, relative to foreign car dealers and people like department stores and you can go through the list though they’re more national as well.

That’s been the most suffering.

Then you look at say subscription businesses have had a relative strength compared to them, and then within that, someone like DirectTV who is a niche among the most attractive of those potential subscribers sort of the iron triangle they have been able to execute with HD, sports content, other kinds of unique content, large screen TVs.

That’s all worked very well.

DVRs has worked for them.

Will that continue through 2009?

They look to have a good tail wind and does not appear to be. It has been less true for others who have seen some substitution both on video subscribers and slow downs in data services as that has more competitive and competition with wireless potentially slowing the transition.

So, far at the moment we have been lucky.

When you go to content, in terms of what does that look like it seems to me that the rich will get richer and the poor will be hurt meaning if your content is very valuable and very strong, and you are able to in effect have a level A+ content which has the leverage [indiscernible] because you have further means of distributing which over time will give you more strength.

If you have weaker content and maybe there’s demand on line, maybe not.

You know, you may be more reliant upon the packager and may decide they need to hold margins flat they need to take it out of the B and C level.

That trend only gets exacerbated where dollars are tight.

Caller:

Does it mean anything in terms of the affiliation fees that the cable and satellite companies again maybe more specifically on DirectTV will it help them to not, not incur the same kind of increases that we will see elsewhere?

Company Representative:

I think DirectTV’s relative growth and strength will help them in all of their negotiations that they are able to talk about increases in subscribers is more positive for their able to negotiate with content providers than people who do not have increases in subscribers.

That having been said they will be doing what I suspect all large distributors are doing, trying to get the best deal possible but take more out of that out of tier 1 # than tier 2 content.

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